Exhibit 5.1

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

August 4, 2016

MPLX LP

200 E. Hardin Street

Findlay, Ohio 45840

Re:	Up to (i) $1,181,240,389 of Common Units Representing Limited Partner Interests of MPLX LP, to be Offered by MPLX LP, and (ii) 16,714,547 Common Units Representing Limited Partner Interests of MPLX LP, to be offered by the Selling Unitholder

Ladies and Gentlemen:

We have acted as counsel for MPLX LP, a Delaware limited partnership (the “Partnership”), in connection with (i) the issuance and sale of common units representing limited partner interests of the Partnership (“Units”) having an aggregate offering price of up to $1,181,240,389 (the “Authorized Units”) to be offered by the Partnership and (ii) the sale of up to 16,714,547 Units, which consist of 12,364,490 Units (the “Outstanding EMG Units”) and 4,350,057 Units (the “Conversion Common Units” and, together with the Authorized Units and Outstanding EMG Units, the “Common Units”) issuable upon conversion of 3,990,878 outstanding Class B limited partner interests in the Partnership (the “Outstanding Class B Units”) to be sold by M&R MWE Liberty, LLC, a Delaware limited liability company (the “Selling Unitholder”), in each case through J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC, acting as sales agents, pursuant to the Second Amended and Restated Distribution Agreement, dated August 4, 2016 (the “Distribution Agreement”), among the Partnership, MPLX GP LLC, a Delaware limited liability company (the “General Partner”), the Selling Unitholder and the Agents. The Common Units may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) in accordance with the terms of the Distribution Agreement.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.

The Authorized Units, when issued and delivered pursuant to the terms of the Distribution Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable, except as such nonassessability may be limited by Sections 17-303, 17-607 and 17-804 of the

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS

DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID

MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADH

SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

MPLX LP

August 4, 2016

Delaware Revised Uniform Limited Partnership Act (the “DRULP Act”) or within the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 13, 2016, and as may be further amended from time to time (the “Partnership Agreement”).

2.	The Outstanding EMG Units are validly issued, fully paid and nonassessable, except as such nonassessability may be limited by Sections 17-303, 17-607 and 17-804 of the DRULP Act or within the Partnership Agreement.

3.	The Conversion Common Units, when issued upon conversion of the Outstanding Class B Units pursuant to the terms and conditions of the Outstanding Class B Units and the Partnership Agreement, will be validly issued, fully paid and nonassessable, except as such nonassessability may be limited by Sections 17-303, 17-607 and 17-804 of the DRULP Act or within the Partnership Agreement.

In rendering the opinion in paragraph 1 above, we have assumed that (i) the resolutions authorizing the Partnership to issue and deliver and sell the Authorized Units pursuant to the Distribution Agreement will be in full force and effect at all times at which the Authorized Units are issued and delivered or sold by the Partnership and the Partnership will take no action inconsistent with such resolutions, and (ii) the timing of, the terms of and the consideration for each issuance of Authorized Units by the Partnership under the Distribution Agreement will be approved by the Board of Directors of the general partner of the Partnership or an authorized committee or subcommittee of the Board of Directors of the general partner of the Partnership.

As to facts material to the opinions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the General Partner and others. The opinions expressed herein are limited to the DRULP Act and the laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Partnership and incorporated by reference into the Registration Statements on Form S-3 (Registration Nos. 333-203067 and 333-211397) (the “Registration Statements”), filed by the Partnership to effect the registration of the Common Units under the Securities Act and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statements. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day